EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the __ day of August, 2013, by and between the Grilled Cheese Truck Inc., a Nevada Corporation (“the Company”), and Deepak R. Devaraj (“Employee”).

1.	Term of Employment. The Company hereby employs Employee, and Employee hereby agrees to serve the Company, under and subject to all of the terms, conditions and provisions of this Agreement for a period of three (3) years from the date hereof.

1.1	Employee shall serve in the capacity of Director of Business Development of the Company, or to serve in such other executive capacity with the Company as the Company’s board of directors (the “Board”) may from time to time designate, provided such assignment is consistent with Employee’s level of experience and expertise. This Agreement may be extended for up to three additional years upon mutual written agreement of the Company and the Employee. Company shall give Employee six months advance notice of its intentions regarding such extension. In the performance of his duties and the exercise of his discretion, Employee shall report only to the Board of Directors. Employee's duties shall be designated by the Board and shall be subject to such policies and directions as may be established or given by the Board from time to time.

1.2	Employee shall be entitled to become elected to the Board of Directors of the Company for an initial term of one year.

Devotion of Time to Company Business. Employee shall devote substantially all of his productive time, ability and attention to the business of the Company during the term of this Agreement. Employee shall not, without the prior written consent of the Board, directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, which may compete or conflict with the Company’s business or with Employee’s duties to the Company.

2.	Compensation.

2.1	Base Salary. For all services rendered by Employee under this Agreement, the Company shall pay Employee a base salary (“Base Salary”) payable semi-monthly, at the rate of $0.00 per month.

(a)	Payment for Other Work. In addition to the amount specified in Section 2.l, the Company shall pay Employee, on a case-by-case basis and on terms and compensation to be negotiated separate from this Agreement and evidenced in a separate agreement, for Employee’s role with respect to any Business Development or any Management Support activities as may be requested or desired by the Company.

(b)	Payment for Licensing Referrals. For any Business Development whereby Employee introduces a prospect to the Company that enters into a Licensing Agreement with the Company, the Company agrees to pay Employee compensation of as described in a Sliding Yearly Scale: 5% of the license or franchise fee on a transaction for the first year, 4.5% for the second year, 4% for the third year, 3.5% for the fourth year, 3% for the fifth year, 2.5% thereafter for the term of the licensing fee.

2.2	In the sole discretion of the Board of Directors (with Employee not voting and not present during the deliberations of the Board of Directors), the Company may award discretionary additional cash bonuses to Employee for significant accomplishments that produce material benefits for the Company. In considering whether to award any such discretionary bonus, the Board shall take into account the size such discretionary bonus, the size and nature of the matter, the extra efforts of Employee, the difficulty of attaining the result that he has attained, the time required to accomplish the result, the merits and benefits to the Company, the effect on the market price of the Company's stock, and such other factors as the Board may deem appropriate. The Board shall not be required to award any such additional bonus, and neither the Company nor the directors shall have any liability to Employee for any action or non-action with respect to any such discretionary additional bonus under this Section 2.2.

2.3	In addition to his Base Salary and cash bonuses, if any, the Employee shall receive, within thirty (30) days from the effective date of this Agreement, the following fully vested options under the Company’s stock option plan:

(a)	Incentive stock options to purchase 250,000 shares of the Company's common stock at $2.00 per share;

(b)	Incentive stock options to purchase an additional 250,000 shares of the Company’s common stock at $3.00 per share;

(c)	Incentive stock options to purchase an additional 250,000 shares of the Company’s common stock at $4.00 per share;

(d)	Incentive stock options to purchase an additional 250,000 shares of the Company’s common stock at $5.00 per share.

Such options shall be granted under the Company's stock option plan and shall be evidenced by a stock option agreement containing terms and conditions satisfactory to the Board of Directors (with Employee not voting and not present during the deliberations of the Board of Directors).

3.	Benefits.

3.1	It is anticipated that Employee will spend considerable amount of time traveling on behalf of the Company in the discharge of his duties. During the period of his employment hereunder, a company credit card will be available for reasonable business, travel and entertainment expenses incurred in accordance with Company policy on behalf of the Company in connection with his employment. Additional out of pocket expenses will be reimbursed when necessary. Employee will be required to submit appropriate expense reports for approval by signature of the Chief Financial Officer as a condition of reimbursement of such expenses. Frequent traveler bonus points thus earned will accrue to the personal account of Employee as additional compensation.

3.2	In lieu of a company provided automobile, the Company will pay an expense allowance for an automobile owned by Employee, in an amount of $0 per month.

3.3	Employee shall be entitled to one (1) week vacation upon completion of every three (3) full months of employment under this Agreement. To the extent that Employee does not take vacation; Employee may accumulate such vacation time throughout the term of this Agreement up to a maximum of six (6) weeks. Upon the termination of this Agreement, with or without Cause, and to the extent that Employee has accumulated vacation time up to the maximum allowed, the Company shall pay to Employee, in addition to all other consideration due Employee in the event of termination herein, the full value of such accumulated vacation time commensurate with the Base Salary provided above.

3.4	The Company acknowledges that Employee maintain his principal residence in Dallas, Texas. Employee shall not be required to move his principle residence. The Company will provide Employee with reimbursement for housing in areas outside of Dallas, Texas at such times as Employees determines necessary or appropriate of up to $3,000.00 per month. If Employee agrees to change his permanent residence at the request of the Company, the Company shall pay reasonable relocation costs, including but not limited to moving expenses.

4.	Authority. So long as Employee serves as Director of Business Development of the Company under this Agreement he shall have the authority specified in the By-Laws of the Company, except that he shall not proceed with any matters, or permit the Company to take any actions, which are prohibited by, or are in conflict with, resolutions or guidelines adopted by the Board of Directors; and under no circumstances shall Employee, without express prior authorization by the Board of Directors, make any change in capital structure or issue any stock of the Company, incur additional debt, change the Company's lines of business, or make any other material changes to the corporate structure and provided further that any payments or checks in excess of $75,000.00 shall require the signature of two persons designated by resolution of the Board of Directors.

5.	Termination. This Agreement shall terminate in advance of the time specified in Section 1 above (and except as provided herein, Employee shall have no right to receive any compensation due and payable to him or his estate at the time of such termination) under any of the following circumstances:

5.1	Upon the death of Employee during the term of this Agreement, the Company shall pay to the estate of Employee Base Salary, bonuses, and any other compensation accrued or earned by Employee as of the date of death, plus an amount equal to (a) six (6) months of Base Salary or (b) the Base Salary that Employee would have received up to the expiration of the Agreement, whichever period is less.

5.2	In the event that Employee shall become either physically or mentally incapacitated so as to not be capable of performing his duties as required hereunder, and if such incapacity shall continue for a period of three months consecutively, the Company may, at its option, terminate this Agreement by written notice to Employee at that time or at any time thereafter while such incapacity continues. In case of termination under this Section, Employee or his estate shall be entitled to receive Base Salary, bonuses and any other compensation accrued or earned as of or to the date of termination, and for six months following such termination or until the expiration of the term of this Agreement, whichever is earlier. In addition, the Company shall permit Employee to participate in Company's medical, dental, and long term disability and long term care insurance plans, if any, at Employee's cost, for a period of one (1) year following termination herein and to the extent permitted by law.

5.3	By Employee, if the Company shall have materially breached any of the provisions of this Agreement; provided, that the Company shall pay Employee his Base Salary through the remaining term of this Agreement.

5.4	By the Company for Cause. The term “Cause” used in this Section 5 means that Employee, (i) after repeated written notices and warnings and. a reasonable opportunity for cure, fails to perform his reasonably assigned duties as reasonably determined by the Board of Directors, (ii) is convicted of any felony involving moral turpitude, or (iii) commits any intentionally dishonest or fraudulent act which materially damages or may damage the Company's business or reputation. If the Company terminates Employee for Cause, no payments or benefits under this Agreement shall become payable after the date of Employee’s termination.

6.	Loyalty. Non-Competition and Confidentiality.

6.1	Non-Competition. Employee agrees and covenants that, except for the benefit of the Company (and or successor, parent or subsidiary) during the Non-Competition Period (as defined in Section 6.2 he will not engage, directly or indirectly (whether as an officer, director, consultant, employee, representative, agent, partner, owner, stockholder, or otherwise) in any business engaged in by the Company in the Non-Competition Area (as defined in Section 6.3 nor will Employee compete against the Company for any transaction or corporate opportunity which the Company has or may have an interest in pursuing. It is the parties' express intention that if a court of competent jurisdiction finds or holds the provisions of this Section 6 to be excessively broad as to time, duration, geographical scope, activity or subject, this Section 6 shall then be construed by limiting or reducing it so as to comport with then applicable law.

6.2	Non-Competition Period. As used herein, the “Non-Competition Period” means the period beginning on the date hereof and ending on a date which is three years from the date of this Agreement; provided however, that if Employee’s employment is terminated by the Company without Cause, the Non-competition Period shall end on the date of such termination.

6.3	Non-Competition Area. As used herein, the term “Non-Competition Area” means anywhere within the State of Texas during the term of this Agreement.

6.4	Other Employees. Employee agrees that during the Non-Competition Period he shall not, directly or indirectly, for his own account or as agent, servant or employee of any business entity, engage, hire or offer to hire or entice away or in any other manner persuade any officer, employee or agent of the Company or any subsidiary to discontinue his relationship with the Company .or any subsidiary .of the Company.

6.5	Confidentiality. Employee acknowledges that he has learned and will learn Confidential Information, as defined in Section 6.6, relating to the business of the Company. Employee agrees that he will not, except in the normal and proper course of his duties, disclose or use, either during the Non-Competition Period or subsequently thereto, any such Confidential Information without prior written approval of the Board of Directors of the Company.

6.6	Confidential Information. “Confidential Information” shall mean contractual arrangements, plans, locations, strategies, tactics, potential acquisitions or business combinations or joint venture possibilities, policies and negotiations; marketing information, including sales, purchasing and inventory plans, strategies, tactics, methods, customers, advertising, promotion or market research data; financial information, including operating results and statistics, costs and performance data, projections, forecasts, investors, and holdings; and .operational information, including trade secrets, secret formulae, control and inspection practices, accounting systems and controls, computer programs and data, personnel lists, resumes, personal data, organizational structure and performance evaluations and .other information of the company which derives economic value from not being generally known to the public or the company’s competitors. Confidential Information does not include skills, knowledge and experience acquired by Employee during his employment with any prior employer.

6.7	Corporate Documents. Employee agrees that all documents of any nature pertaining to activities of the Company or to any of the Company’s Confidential Information in his possession now or at any time during the Non-Competition Period, including, without limitation, memoranda, notebooks, notes, computer records, disks, electronic information data sheets, records and blueprints, are and shall be the property of the Company and that they and all copies of them shall be surrendered to the Company whenever requested by the Board of Directors from time to time during the Non-Competition Period and thereafter and with or without request upon termination of Employee’s employment with the Company.

7.	Equitable Remedies. In the event .of a breach by Employee of any of the provisions of the Section 6, the Company, in addition to any other remedies it may have, shall be entitled to an injunction restraining Employee from doing or continuing to do any such act in violation of the Section 6.

8.	Attorney Fees. The successful party in any litigation relating to matters covered by this Agreement shall be entitled to an award of reasonable attorneys’ fees in such action.

9.	Assignment. Neither this Agreement nor any of the rights or obligations of either party hereunder shall be assignable by either Employee or the Company, except that this Agreement shall be assignable by the Company to and shall inure to the benefit of and be binding upon (i) any successor of the Company by way of merger, consolidation or transfer of all or substantially all of the assets of the Company to an entity other than any parent, subsidiary or affiliate of the Company and (ii) any parent, subsidiary or affiliate of the Company to which the Company may transfer its rights hereunder.

10.	Binding Effect. The terms, conditions, covenants and agreements set forth herein shall inure to the benefit of, and be binding upon, the heirs, administrators, successors and assigns of each of the panics hereto, and upon any corporation, entity or person with which the Company may become merged, consolidated, combined or otherwise affiliated.

11.	Amendment. This Agreement may not be altered or modified except by further written agreement by the parties.

12.	Notices. Any notice required or permitted to be given under this Agreement by one party to the other shall be sufficient if given or confirmed in writing and delivered personally or mailed by first class mail, registered or certified, return receipt requested (if mailed from the Untied States), postage prepaid, or sent by facsimile transmission, addressed to such party as respectively indicated below or as otherwise designated by such party in writing.

If to the Company, to:

Robert Lee, Chairman

641 Lexington Ave, Suite 1523

New York, NY 10022

If to Employee, to:

Deepak R. Devaraj

4700 W. Hanover

Dallas, TX 75209

13.	Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Employee and the Company hereunder shall survive any termination of the Employee’s employment.

14.	Waiver. The waiver by either party of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing and signed by the Employee and the Company.

15.	New York Law. This Agreement is being executed and delivered and is intended to be performed and shall be governed by and construed in accordance with the laws of the State of New York.

16.	Indemnification.

16.1	The Company agrees that if the Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Employee shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s articles of incorporation, bylaws or resolutions of the Board against all cost, expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Employee in connection therewith, and such indemnification shall continue as to the Employee even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Employee’s heirs, executors and administrators. The Company shall advance to the Employee all costs and expenses incurred by him in connection with a Proceeding within a reasonable time after submission of reasonable documentation of such costs and expenses. Such request shall include an undertaking by the Employee to repay the amount of such advance if it shall ultimately be determined that he is not entitled by law to be indemnified against such costs and expenses; provided that the amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent the Employee is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction realized by him for the repayment. The Company shall not be responsible under this Agreement to indemnify the Employee for any costs or expenses incurred by the Employee: (i) on account of acts which, at the time taken, were known or believed by the Employee to be clearly in conflict with the Company’s best interests or (ii) in a Proceeding by right or in the right of the Company to procure a judgment in its favor against the Employee if Employee acted without good faith.

16.2	Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Employee under Section 16.1 above that indemnification of the Employee is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Employee has not met such applicable standard of conduct, shall create a presumption in any judicial proceeding that the Employee has not met the applicable standard of conduct.

16.3	The Company agrees to continue and maintain director’s and officer’s liability insurance policy covering the Employee, until such time as actions against the Employee are no longer permitted by law, with terms and conditions no less favorable than the most favorable coverage then applying to any other senior level executive officer or director of the Company.

17.          Board Approval. This Agreement is subject to the Company Board of Directors approval.

18.          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

19.          Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Employee and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties with respect to the subject matter hereof.  This Agreement may be executed in one or more counterparts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

THE GRILLED CHEESE TRUCK, INC.

By:

Name:	Robert Y. Lee

Title:	Chairman of the Board of Directors

EMPLOYEE

Deepak Devaraj